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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                (Amendment No. 2)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                           TeleSpectrum Worldwide Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87951U109
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                                 (CUSIP Number)




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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 2 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Highfields Capital Management LP
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,233,299
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          --0--
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,233,299
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                --0--
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,233,299

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   3.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                   PN

--------------------------------------------------------------------------------


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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 3 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Highfields GP LLC
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,233,299
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          --0--
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,233,299
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                --0--
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,233,299

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   3.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                   OO

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 4 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,233,299
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          --0--
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,233,299
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                --0--
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,233,299

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   3.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                   IN

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 5 of 10 Pages
---------------------                                      ---------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Richard L. Grubman
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)   [_]
                                                               (b)   [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
                                5.     SOLE VOTING POWER
                                                1,233,299
            NUMBER OF           ------------------------------------------------
             SHARES             6.     SHARED VOTING POWER
          BENEFICIALLY                          --0--
            OWNED BY            ------------------------------------------------
              EACH              7.     SOLE DISPOSITIVE POWER
            REPORTING                           1,233,299
             PERSON             ------------------------------------------------
              WITH              8.     SHARED DISPOSITIVE POWER
                                                --0--
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,233,299

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       [_]
         CERTAIN SHARES
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   3.7%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
                   IN

--------------------------------------------------------------------------------

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 6 of 10 Pages
---------------------                                      ---------------------


Item 1(a).        Name of Issuer:

                  TeleSpectrum Worldwide Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  443 South Gulph Road, King of Prussia, Pennsylvania 19406

Item 2(a).        Name of Person Filing:

                  This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

                  (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

                  (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

                  (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

                  (iv)    Richard L. Grubman, a Managing Member of
                          Highfields GP.

                  Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
                  c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02116

Item 2(c).        Citizenship:

                  Highfields Capital Management - Delaware
                  Highfields GP - Delaware
                  Jonathon S. Jacobson - United States
                  Richard L. Grubman - United States

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 7 of 10 Pages
---------------------                                      ---------------------

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  87951U109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)      |_|      Broker or dealer registered under Section 15
                                    of the Exchange Act.

                  (b)      |_|      Bank as defined in Section 3(a)(6) of the
                                    Exchange Act.

                  (c)      |_|      Insurance company as defined in Section
                                    3(a)(19) of the Exchange Act.

                  (d)      |_|      Investment company registered under
                                    Section 8 of the Investment Company Act.

                  (e)      |_|      An investment adviser in accordance with
                                    Rule 13d-1(b)(1)(ii)(E);

                  (f)      |_|      An employee benefit plan or endowment fund
                                    in accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)      |_|      A parent holding company or control person
                                    in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)      |_|      A savings association as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act;

                  (i)      |_|      A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment
                                    Company Act;

                  (j)      |_|      Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer defined in Item 1.

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 8 of 10 Pages
---------------------                                      ---------------------

                  For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

                  (a)      Amount beneficially owned:

                           1,233,299 shares of Common Stock

                  (b)      Percent of class:

                           3.7%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote

                                    1,233,299

                           (ii)     Shared power to vote or to direct the vote

                                    --0--

                           (iii) Sole power to dispose or to direct the disposition of

                                    1,233,299

                           (iv) Shared power to dispose or to direct the disposition of

                                    --0--

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.




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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 9 of 10 Pages
---------------------                                      ---------------------

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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---------------------                                      ---------------------
 CUSIP No. 87951U109             13G/A                       Page 10 of 10 Pages
---------------------                                      ---------------------



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 14, 2002
                                    -----------------
                                             Date

                                    HIGHFIELDS CAPITAL MANAGEMENT LP
                                    By: Highfields GP LLC, its General Partner

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                                      Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                                      Name/Title

                                    HIGHFIELDS GP LLC

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                                      Signature

                                    Kenneth H. Colburn, Authorized Signatory
                                    --------------------------------------------
                                                      Name/Title

                                    JONATHON S. JACOBSON

                                    /s/ Kenneth H. Colburn
                                   ---------------------------------------------
                                                     Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                                     Name/Title

                                    RICHARD L. GRUBMAN

                                    /s/ Kenneth H. Colburn
                                    --------------------------------------------
                                                     Signature

                                    Kenneth H. Colburn, Attorney-in-Fact
                                    --------------------------------------------
                                                     Name/Title